Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Investment Community	Media
	James J. Murren	Alan Feldman
	President, Chief Financial Officer	Senior Vice President
	and Treasurer	Public Affairs
	(702) 693-8877	(702) 891-7147

MGM MIRAGE REPORTS FIRST QUARTER RESULTS

Las Vegas, Nevada, April 16, 2003  —  MGM MIRAGE (NYSE: MGG) today reported its first quarter 2003 financial results.  Adjusted earnings per diluted share (“Adjusted EPS”) was $0.40 in the first quarter of 2003, versus $0.52 in the 2002 quarter.  First quarter Adjusted EPS was in line with the Company’s previously announced guidance of $0.35 to $0.40.

Adjusted EPS (and Adjusted Earnings) excludes preopening and start-up expenses, restructuring costs, and property transactions, net1. Diluted EPS computed in accordance with generally accepted accounting principles (“GAAP EPS”) decreased to $0.33 for the first quarter of 2003 from $0.51 in the 2002 quarter.

“We performed largely as we expected in the first quarter, which is particularly noteworthy given current economic and world events.  Our resorts posted solid results due to strong business volumes,” said Terry Lanni, MGM MIRAGE’s Chairman and CEO.  “We are cognizant of near-term challenges, but continue to focus on maximizing the power of our brands, superior resorts, and world-class employees to generate market-leading results.”

First Quarter 2003 Company Highlights

•              Earned revenues of $1.02 billion, up 1% from 2002;

•              Amended the 364-Day Revolving Credit Facility, extending the maturity to April 2, 2004 and securing total available borrowings of $525 million.

•              Used $101 million of cash to repay debt and repurchase common stock;

•              Invested $88 million of capital in the Company’s properties, including maintenance and expansion projects;

•              Opened Tabu, the Ultra-Lounge, at MGM Grand Las Vegas, and Caramel and Mist, new lounges at Bellagio and Treasure Island, respectively.

•              Announced a new Irish Pub at New York-New York, complementing the resort’s improved entertainment amenities, including the new Cirque du Soleil show, Zumanity, slated to open this summer.

Detailed Financial Results

The following table shows key financial results on a Company-wide basis for the first quarter.

	Three months ended
	March 31,
	2003	2002
	(In millions)
Casino revenue, net	$545.3	$567.4
Non-casino revenue, net	476.6	440.0
Net revenue	1,021.9	1,007.4
Property-level EBITDA(2)	301.8	324.1
EBITDA (after corporate expense)(2)	288.0	313.5
Operating income	167.6	207.9
Net income	51.0	82.0
Adjusted Earnings	60.9	83.4

Net revenue in the first quarter grew 1% from the 2002 first quarter, benefiting from strong hotel and other non-gaming results throughout much of the quarter, offset by lower gaming revenues.  Casino revenue decreased by 4% in the 2003 quarter.  Table games volume, including baccarat, was down 1% from the 2002 quarter.  Table games hold percentages were within a normal range for both periods, but the hold percentage was higher in last year’s quarter.  Slot revenue in the quarter was up 4% from 2002.  Bellagio had another strong quarter in slots, with revenue up 10% in the quarter.  This was Bellagio’s fourth straight quarter of double-digit year-over-year slot revenue growth.  New York-New York also posted a strong 19% increase in slot revenues over last year.  MGM Grand Detroit slot revenues were down 3% compared to last year.

Non-casino revenue was up 8% in this year’s quarter, as a result of continued year-over-year improvement in visitation trends and room rates.  Hotel occupancy was 90% in the first quarter of 2003, up slightly over 89% in 2002, while the average daily room rate (“ADR”) was $120, up 8% over 2002.  As a result, revenue per available room (“REVPAR”) increased 8% to $108 in the 2003 first quarter when compared with 2002.

Food and beverage, entertainment, retail and other revenues showed solid gains in the first quarter.  These revenues increased 16% at MGM Grand Las Vegas, even after the impact of closing the EFX! show in January 2003.  This resort’s mix of dining and entertainment has improved significantly since last year, as management’s transformation of the resort continues to benefit financial results.  Bellagio and The Mirage also showed strong growth in food and beverage revenues, up 7% and 8%, respectively.

For the quarter, EBITDA was down 8% from the year-ago period, and operating income was down 19%.  The decrease in EBITDA was primarily the result of increased labor costs in the quarter, along with increased property taxes and insurance costs.  Operating income decreased due to those items and higher preopening expenses and net property transactions.

Adjusted Earnings and net income decreased by 27% and 38%, respectively, in the first quarter due to the decrease in operating income and higher net interest expense.  Net interest expense was higher due to the Company’s decision to suspend development of its wholly-owned Atlantic City development project, resulting in lower capitalized interest, and the prior year savings from interest rate swaps.

Net income for the first quarter of 2003 included a net $14.8 million ($9.9 million, net of tax) of items excluded from Adjusted Earnings.  These items included:

•              Preopening and start-up expenses of $7.4 million, including $4.2 million related to the Company’s Borgata investment and $1.7 million related to Players Club;

•              Net property transactions of $6.8 million, resulting primarily from asset impairments and demolition costs associated with the closure of the EFX! show ($4.7 million), and other asset impairments at MGM Grand Las Vegas ($1.4 million);

•              Restructuring costs of $0.6 million.

In the first quarter of 2002, similar items totaled $2.2 million ($1.5 million, net of tax), and consisted of preopening expenses related primarily to MGM MIRAGE Online and Borgata.

Financial Position

•              Repaid $34 million of debt;

•              Repurchased the remaining 1.4 million shares of Company common stock available under the 2001 authorization at a total cost of $36 million;

•              Announced Board of Director approval for a new 10 million share repurchase program, and repurchased 1.2 million shares under the new authorization at a total cost of $31 million.

First quarter capital expenditures of $88 million included costs related to continued implementation of new slot technology, the Bellagio expansion, construction of the two new theatres for Cirque du Soleil at New York-New York and MGM Grand Las Vegas, and other maintenance expenditures.

After giving effect to the extension of the 364-day credit facility, the Company has approximately $654 million of available borrowings under its senior credit facilities, with no public debt maturities until 2005.

“We are pleased to have secured continuing available credit at terms consistent with our past borrowings.  Our extended facility also gives us the flexibility needed to pursue development opportunities,” said MGM MIRAGE President, CFO and Treasurer Jim Murren.  “We are analyzing a variety of growth opportunities, and while we explore them we are actively returning value to shareholders through targeted investments in our existing resorts, debt reductions, and prudent stock repurchases consistent with the strength of our balance sheet,” Mr. Murren said.

Operational Highlights

•              Successfully launched Players Club at Beau Rivage, the sixth resort linked to the program;

•              Continued installation of IGT’s EZ-PayTM cashless gaming system at the Company’s resorts, with over 10,000 machines converted to cashless technology by quarter-end;

•              Further enhanced our resorts with world-class lounge and entertainment offerings, including Tabu, the Ultra Lounge, at MGM Grand Las Vegas, Caramel bar and lounge at Bellagio, and Mist bar and lounge at Treasure Island.

Outlook

•                  Anticipate the opening of Borgata this summer, with our final capital contributions of up to $40 million to be made in the second and third quarters;

•                  Forecast capital expenditures (excluding required contributions to Borgata) of $100 million in the second quarter of 2003, including continued development expenditures related to the Bellagio expansion and theatres for the two new Cirque du Soleil shows.

“Global events and the current state of the economy create a difficult environment in which to forecast performance,” said Mr. Lanni.  “Incoming call volumes are slightly lower than last year’s pace while we continue to operate with shortened booking windows.  While these conditions may put pressure on near-term performance, we are confident that the Las Vegas market will once again prove its durability, and that an improving economy and resolution to global uncertainties will spur increased spending by our customers.”

MGM MIRAGE will hold a conference call to discuss its earnings results and outlook for the second quarter at 11:00 a.m. Eastern Daylight Time today.  The call can be accessed live at www.companyboardroom.com or www.mgmmirage.com, or by calling 1-800-299-7635 (domestic) or 1-617-786-2901 (international) with the access code “MGM MIRAGE”.  A complete replay of the conference call will be made available at  www.mgmmirage.com.

(1)  Adjusted Earnings (and Adjusted EPS) is presented solely as a supplemental disclosure because management believes that it is 1) a widely used measure of performance, and 2) a principal basis for valuation of gaming companies, as this measure is considered by many to be a better measure on which to base expectations of future results than GAAP net income. A reconciliation of Adjusted Earnings and EPS to GAAP net income and EPS is included in the financial schedules accompanying this release.

(2)  EBITDA is earnings before interest, taxes, depreciation and amortization, restructuring, preopening and start-up expenses, and property transactions, net.  EBITDA is presented solely as a supplemental disclosure because management believes that it is 1) a widely used measure of operating performance in the gaming industry, and 2) a principal basis for valuation of gaming companies.  Management uses property-level EBITDA (EBITDA before corporate expense) as the primary measure of the Company’s operating resorts’ performance, including the evaluation of operating personnel.  EBITDA should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities, as a measure of liquidity, or as any other measure determined in accordance with generally accepted accounting principles.  The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in EBITDA.  Also, other gaming companies that report

EBITDA information may calculate EBITDA in a different manner than the Company.  A reconciliation of EBITDA to operating income is included in the financial schedules accompanying this release.

*     *      *

MGM MIRAGE (NYSE: MGG), one of the world’s leading and most respected hotel and gaming companies, owns and operates 14 casino resorts located in Nevada, Mississippi, Michigan and Australia, and has investments in two other casino resorts in Nevada and New Jersey.  The company is headquartered in Las Vegas, Nevada, and offers an unmatched collection of casino resorts with a limitless range of choices for guests.  Guest satisfaction is paramount, and the company has approximately 43,000 employees committed to that result.  Its portfolio of brands include AAA Five Diamond award-winner Bellagio, MGM Grand Las Vegas - The City of Entertainment, The Mirage, Treasure Island, New York - New York, Boardwalk Hotel and Casino and 50 percent of Monte Carlo, all located on the Las Vegas Strip; Golden Nugget in downtown Las Vegas; Whiskey Pete’s, Buffalo Bill’s, Primm Valley Resort and two championship golf courses at the California/Nevada state line; the exclusive Shadow Creek golf course in North Las Vegas; Golden Nugget in Laughlin, Nevada; Beau Rivage on the Mississippi Gulf Coast; and MGM Grand Detroit Casino in Detroit, Michigan.  The Company is also a 50-percent owner of Borgata, a destination casino resort under development on Renaissance Pointe in Atlantic City, New Jersey.  Borgata is scheduled to open this summer.  Internationally, MGM MIRAGE owns and operates MGM Grand Australia in Darwin, Australia.  For more information about MGM MIRAGE, please visit the company’s website at www.mgmmirage.com.

Statements in this release which are not historical facts are “forward looking” statements and “safe harbor statements” under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in the company’s public filings with the Securities and Exchange Commission.

MGM MIRAGE AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31, 2003	March 31, 2002
Revenues:
Casino	$545,343	$567,389
Rooms	225,539	206,499
Food and beverage	201,937	188,180
Entertainment, retail and other	162,049	152,955
	1,134,868	1,115,023
Less: Promotional allowances	112,938	107,617
	1,021,930	1,007,406
Expenses:
Casino	287,405	281,604
Rooms	63,137	53,953
Food and beverage	113,946	97,585
Entertainment, retail and other	108,259	99,835
Provision for doubtful accounts	7,966	12,058
General and administrative	150,256	147,483
Corporate expense	13,746	10,635
Preopening and start-up expenses	7,431	2,239
Restructuring costs	605	—
Property transactions, net	6,784	—
Depreciation and amortization	105,613	103,373
	865,148	808,765
Income from unconsolidated affiliate	10,789	9,225
Operating income	167,571	207,866
Non-operating income (expense):
Interest income	1,777	1,240
Interest expense, net	(85,988)	(72,597)
Interest expense from unconsolidated affiliate	—	(277)
Other, net	389	(2,623)
	(83,822)	(74,257)

Income before income taxes	83,749	133,609
Provision for income taxes	(32,746)	(51,653)

Net income	$51,003	$81,956

Per share of common stock:
Basic:
Net income per share	$0.34	$0.52

Weighted average shares outstanding	152,110	158,011

Diluted:
Net income per share	$0.33	$0.51

Weighted average shares outstanding	153,549	160,152

MGM MIRAGE AND SUBSIDIARIES

RECONCILIATION OF GAAP NET INCOME AND EPS TO ADJUSTED EARNINGS AND EPS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31, 2003	March 31, 2002
Net income	$51,003	$81,956
Preopening and start-up expenses, net	5,088	1,455
Restructuring costs, net	393	—
Property transactions, net	4,410	—
Adjusted earnings	$60,894	$83,411

Per diluted share of common stock:
Net income	$0.33	$0.51
Preopening and start-up expenses, net	0.04	0.01
Restructuring costs, net	—	—
Property transactions, net	0.03	—
Adjusted EPS	$0.40	$0.52

Weighted average diluted shares outstanding	153,549	160,152

MGM MIRAGE AND SUBSIDIARIES

RECONCILIATION OF OPERATING INCOME TO EBITDA

(In thousands)

(Unaudited)

	Three Months Ended March 31, 2003
	Operating income	Depreciation and amortization	Preopening and start-up expenses	Restructuring costs	Property transactions, net	EBITDA
Bellagio	$40,281	$27,872	$—	$—	$10	$68,163
MGM Grand Las Vegas	26,879	20,188	591	25	6,331	54,014
The Mirage	29,694	12,435	—	300	(69)	42,360
Treasure Island	18,081	8,219	—	—	(77)	26,223
New York-New York	19,471	5,950	52	—	42	25,515
MGM Grand Detroit	28,197	8,581	—	—	156	36,934
Beau Rivage	10,002	4,641	—	—	206	14,849
Other operations	12,336	9,715	884	—	(32)	22,903
Unconsolidated affiliate	10,789	—	—	—	—	10,789
	195,730	97,601	1,527	325	6,567	301,750
Corporate and other	(28,159)	8,012	5,904	280	217	(13,746)
	$167,571	$105,613	$7,431	$605	$6,784	$288,004

	Three Months Ended March 31, 2002
	Operating income	Depreciation and amortization	Preopening and start-up expenses	Restructuring costs	Property transactions, net	EBITDA
Bellagio	$63,346	$23,299	$—	$—	$—	$86,645
MGM Grand Las Vegas	33,093	22,268	—	—	—	55,361
The Mirage	27,353	12,651	—	—	—	40,004
Treasure Island	17,216	8,380	—	—	—	25,596
New York-New York	8,421	11,198	—	—	—	19,619
MGM Grand Detroit	40,335	5,791	—	—	—	46,126
Beau Rivage	9,362	6,182	—	—	—	15,544
Other operations	15,332	9,563	1,098	—	—	25,993
Unconsolidated affiliate	9,225	—	—	—	—	9,225
	223,683	99,332	1,098	—	—	324,113
Corporate and other	(15,817)	4,041	1,141	—	—	(10,635)
	$207,866	$103,373	$2,239	$—	$—	$313,478

MGM MIRAGE AND SUBSIDIARIES

SUPPLEMENTAL DATA — NET REVENUES BY RESORT

(In thousands)

(Unaudited)

	Three Months Ended
	March 31, 2003	March 31, 2002
Bellagio	$240,364	$244,448
MGM Grand Las Vegas	184,143	184,987
The Mirage	150,107	140,397
Treasure Island	89,942	86,601
New York-New York	61,911	50,322
MGM Grand Detroit	94,769	103,619
Beau Rivage	70,411	71,902
Other operations	130,283	125,130
	$1,021,930	$1,007,406

MGM MIRAGE AND SUBSIDIARIES

SUPPLEMENTAL DATA — HOTEL STATISTICS

(Unaudited)

	Three Months Ended
	March 31, 2003	March 31, 2002
Bellagio
Occupancy %	91.7%	92.8%
Average daily rate (ADR)	$238	$217
Revenue per available room (REVPAR)	$219	$202

MGM Grand Las Vegas
Occupancy %	92.7%	90.2%
Average daily rate (ADR)	$119	$113
Revenue per available room (REVPAR)	$111	$101

The Mirage
Occupancy %	92.2%	93.0%
Average daily rate (ADR)	$149	$139
Revenue per available room (REVPAR)	$137	$130

Treasure Island
Occupancy %	94.9%	95.2%
Average daily rate (ADR)	$110	$99
Revenue per available room (REVPAR)	$104	$94

New York-New York
Occupancy %	99.0%	95.0%
Average daily rate (ADR)	$101	$90
Revenue per available room (REVPAR)	$100	$85

Beau Rivage
Occupancy %	91.0%	91.6%
Average daily rate (ADR)	$87	$81
Revenue per available room (REVPAR)	$79	$74

Other operations
Occupancy %	78.4%	77.8%
Average daily rate (ADR)	$53	$52
Revenue per available room (REVPAR)	$42	$41

MGM MIRAGE AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	March 31,	December 31,
	2003	2002
ASSETS
Current assets:
Cash and cash equivalents	$172,134	$211,234
Accounts receivable, net	134,586	139,935
Inventories	68,066	83,582
Deferred income taxes	65,604	84,348
Prepaid expenses and other	87,572	86,311
Total current assets	527,962	605,410

Property and equipment, net	8,739,506	8,762,445

Other assets:
Investment in unconsolidated affiliates	713,682	710,802
Goodwill and other intangible assets, net	257,351	256,108
Deposits and other assets, net	192,835	170,220
Total other assets	1,163,868	1,137,130
	$10,431,336	$10,504,985

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$75,168	$69,959
Income taxes payable	13,445	637
Current portion of long-term debt	7,356	6,956
Accrued interest on long-term debt	56,267	80,310
Other accrued liabilities	567,665	592,206
Total current liabilities	719,901	750,068

Deferred income taxes	1,761,541	1,769,431
Long-term debt	5,184,236	5,213,778
Other long-term obligations	112,594	107,564
Stockholders’ equity:
Common stock ($.01 par value: authorized 300,000,000 shares, issued 166,399,089 and 166,393,025 shares and outstanding 152,021,689 and 154,574,225 shares)	1,664	1,664
Capital in excess of par value	2,125,999	2,125,626
Deferred compensation	(25,195)	(27,034)
Treasury stock, at cost (14,377,400 and 11,818,800 shares)	(384,172)	(317,432)
Retained earnings	941,209	890,206
Other comprehensive loss	(6,441)	(8,886)
Total stockholders’ equity	2,653,064	2,664,144
	$10,431,336	$10,504,985